VERITAS SOFTWARE
                              FINANCIAL AGREEMENT
                                November 4, 1999


The following software products will be offered to WordCruncher for purchase through the following financial agreement between the parties: WordCruncher, IBS and Veritas. This agreement will be in effect upon software order placement and will conclude upon final payment made by WordCruncher.

1. Veritas Software products to be purchased for $60,830.25. Please see the IBS Quotation WCVTS-01 dated 11/4/99.

2. WordCruncher will be extended a 40-day net purchase arrangement on the transaction. WordCruncher has the option of paying any amount of money upon order. The total amount payable on the invoice after the 40-day period will carry a 1-% carry fee per 30-day period.

3. WordCruncher may elect to pay the 1-% carry charge for a six-month period. On or before the 6th month, the total amount of the invoice must be paid in full.

4.   This transaction is final upon order.


     /s/ illegible
     11/4/99